Exhibit 24

FORD MOTOR CREDIT COMPANY LLC
Certificate of Secretary
The undersigned, Susan J. Thomas, Secretary of FORD MOTOR CREDIT COMPANY LLC, a Delaware limited liability company (the “Company”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Company by written consent dated as of February 15, 2013, and such resolutions have not been amended, modified, rescinded or revoked and are in full force and effect on the date hereof.
WITNESS my hand and the seal of the Company this 18th day of February 2013.

/s/ Susan J. Thomas
Susan J. Thomas
Secretary
(Company Seal)